Exhibit 99.d.1.i

Schedule A

to the

Investment Advisory Agreement

by and between

RevenueShares ETF Trust and

VTL Associates, LLC

Fund:	Compensation (as a percentage of average daily net assets):	EFFECTIVE Date:

RevenueShares Large Cap Fund	0.45%	January 25, 2008
RevenueShares Mid Cap Fund	0.50%	January 25, 2008
RevenueShares Small Cap Fund	0.50%	January 25, 2008
RevenueShares Consumer Discretionary Sector Fund	0.45%	August 15, 2008
RevenueShares Consumer Staples Sector Fund	0.45%	August 15, 2008
RevenueShares Energy Sector Fund	0.45%	August 15, 2008
RevenueShares Financials Sector Fund	0.45%	August 15, 2008
RevenueShares Health Care Sector Fund	0.45%	August 15, 2008
RevenueShares Industrials Sector Fund	0.45%	August 15, 2008
RevenueShares Information Technology Sector Fund	0.45%	August 15, 2008
RevenueShares Materials Sector Fund	0.45%	August 15, 2008
RevenueShares Utilities Sector Fund	0.45%	August 15, 2008
RevenueShares ADR Fund	0.60%	August 15, 2008
RevenueShares Navellier Overall A 100 Fund	0.60%	August 15, 2008
RevenueShares Ultra Dividend Fund	0.45%	May 23, 2013
RevenueShares Emerging Market Fund	0.60%	May 23, 2013
RevenueShares Global Growth Fund	0.70%	November 18, 2014